Exhibit 4.4

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger, dated to be effective as of December 14, 2020 (this “Amendment”), is entered into by and among Verano Holdings, LCC, a Delaware limited liability company (the “Verano”), Alternative Medical Enterprises LLC, a Florida limited liability company (“AME”), Plants of Ruskin GPS, LLC, a Florida limited liability company (“POR”), RVC 360, LLC, a Florida limited liability company (“RVC”), and John Tipton, solely in his capacity as the Member Representative thereunder (the “Member Representative”), and amends that certain Agreement and Plan of Merger, dated November 6, 2020, by and among Verano, AME, POR, RVC and the Member Representative (the “Agreement”). Capitalized terms used in this Amendment and not otherwise defined have the meaning ascribed to such terms in the Agreement.

RECITALS

A.       Pursuant to the Agreement, Verano and the Companies desire to combine the Verano Business and the AME Business under a combined corporate ownership structure pursuant to the Plan of Arrangement.

B.       The Agreement contemplates that prior to the Closing Date, Verano will use commercially reasonable efforts to arrange, and cause to be obtained, the Financing through private placements of subscription receipts which will result in the Resulting Issuer receiving aggregate gross proceeds of between $50,000,000 and $80,000,000.

C.       Verano, the Companies and the Member Representative desire to amend the Agreement to increase the cap amount of aggregate gross proceeds of the Financing from $80,000,000 to $100,000,000, which may result in more equity securities being issued by the Resulting Issuer.

AGREEMENTS

In consideration of the mutual representations, warranties, covenants and agreements set forth in this Amendment, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment to Section 5.04(a). The definition of “Financing” set forth in the last sentence of Section 5.4(a) of the Agreement is hereby amended by deleting the range amount of aggregate gross proceeds of “between $50,000,000 and $80,000,000” set forth in clause (i) thereof and replacing such range amount of aggregate gross proceeds with “between $50,000,000 and $100,000,000.”

Section 2. Further Actions. At any time and from time to time, each party hereto agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Amendment and the Agreement.

Section 3. Counterparts. To facilitate execution, this Amendment may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of all parties hereto appear on each counterpart hereof. Counterparts hereof shall collectively constitute a single agreement. Facsimile and electronic signatures via portable document format shall have the same valid and binding effect as original signatures.

Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles thereof relating to conflict of laws.

Section 5. Entire Agreement. This Amendment, together with the recitals, contains the entire understanding of the parties hereto with respect to the subject matter hereof, and all prior negotiations, discussions, agreements, commitments and understandings among any of the parties with respect thereto not expressly contained herein shall be null and void in their entirety, effective immediately with no further actions required.

Section 6. Continued Legal Force and Effect. The Agreement, as amended by this Amendment, shall continue in full force and effect and is binding on the parties hereto. All references to the Agreement set forth therein, or in any Ancillary Documents or any other agreements, certificates or documents, shall be to the Agreement as amended by this Amendment.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be executed effective as of the date first written above by their respective officers thereunto duly authorized.

VERANO:

Verano Holdings, LLC

By	/s/ George P. Archos
Name:	George P. Archos
Title:	CEO

THE COMPANIES:

Alternative Medical Enterprises LLC

By	/s/ “R. Michael Smullen”
Name:	R. Michael Smullen
Title:

Plants of Ruskin GPS, LLC

By	/s/ “John Tipton”
Name:	John Tipton
Title:

RVC 360, LLC

By	/s/ “John Tipton”
Name:	John Tipton
Title:

MEMBER REPRESENTATIVE:

John Tipton, solely in his capacity as Member Representative and without personal liability

By	/s/ John Tipton
John Tipton

[Signature Page to First Amendment to Agreement and Plan of Merger]

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